Exhibit 4.4

GSK PLC

Rules of the GSK 2025

Share Value Plan

Approved by the Company’s shareholders:	7 May 2025

Expiry Date:	6 May 2035

Linklaters

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Reference: 140/B Richardson

Table of Contents

Contents		Page

1	Meaning of words used	1

2	Granting Awards	2

3	Dividends and dividend equivalents	4

4	Vesting of Awards	5

5	Malus and clawback	8

6	Leaving employment	9

7	Corporate events	11

8	Tax	13

9	General terms	14

10	Limits on use of new issue and treasury shares	18

11	Amendment and termination	18

12	Governing law	19

Schedule 1 United States		20

Schedule 2 United States – Awards to CIA Covered Executives		23

Schedule 3 Switzerland		26

Schedule 4 France		30

1	Meaning of words used

In these rules:

“Acquiring Company” means, subject to rule 6.2.5, a person who has or obtains Control of the Company;

“Award” means a conditional right to acquire Shares (which, subject to rule 2.8 (Other forms of Award), may be a Conditional Award or a Nil-Cost Option);

“Award Date” means the date on which an Award is granted or any other date which the Committee sets in relation to an Award;

“Clawback Period” means, subject to rule 4.8 (Delay to Vesting or settlement), the period during which the Committee can decide under rule 5 (Malus and clawback) that clawback will apply which, unless the Committee decides otherwise under rule 2.2 (Things to be decided when an Award is granted), will be such period as is provided in accordance with the Recoupment Policy (or, if no such period is provided, a period of three years from Vesting);

“Committee” means the remuneration committee of the board of directors of the Company or any person or group of persons to whom some or all of such body’s functions under the Plan are delegated;

“Company” means GSK plc;

“Condition” means a condition to the Vesting of an Award imposed under rule 2.4 (Conditions);

“Conditional Award” means a conditional right to acquire Shares following Vesting;

“Dealing Restrictions” means any restrictions on dealing in securities imposed by regulation, statute, order, directive or any code adopted by the Company as varied from time to time;

“Dividend Equivalents” means a right to cash or Shares as described in rule 3 (Dividends and dividend equivalents);

“Grantor” means the Member of the Group or other entity which has agreed to satisfy an Award as required by these rules or, if no entity has so agreed, the Company;

“Market Value” means, in respect of any day, the closing price of a Share quoted on the London Stock Exchange for the immediately preceding day (or such other day selected by the Committee or the average closing price of consecutive days selected by the Committee) on which the relevant market was open or, in the case of an American depository share, the closing price quoted on the New York Stock Exchange for that same immediately preceding day (or such other day selected by the Committee or the average closing price of consecutive days selected by the Committee);

“Member of the Group” means the Company, its subsidiaries from time to time or any other company which the Committee determines should be treated as a Member of the Group for some or all purposes;

“Nil-Cost Option” means a conditional right to acquire Shares granted under the Plan following exercise;

“Participant” means a person who has been granted an Award or, following the death of a Participant, their personal representatives;

“Plan” means this plan known as “The GSK Share Value Plan” as amended from time to time;

“Recoupment Policy” means the Company’s policy or policies in force from time to time on the recoupment of value from employees (including the operation of malus and/or clawback), or any successor policy from time to time covering recoupment or clawback from employees;

“Share” means a fully paid ordinary share in the capital of the Company, and, where the context requires, includes an American depository share representing Shares;

“subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Takeover” has the meaning given to it in rule 7.1 (Takeover);

“Vesting”, in relation to a Nil-Cost Option, a Nil-Cost Option becoming exercisable, and in relation to a Conditional Award, means a Participant becoming entitled to receive the Shares comprised in his Award and “Vest”, “Vested” and “Unvested” shall be construed accordingly; and

“Vesting Date” means the date on which an Award would normally Vest which will be set by the Committee on the grant of the Award under rule 2.2 (Things to be decided when an Award is granted).

2	Granting Awards

2.1	Selection of Participants

The Committee may select any employee of any Member of the Group to be granted an Award. However, the Committee may not select a person who:

2.1.1	is an executive director of the Company or a member of the GSK Leadership Team; or

2.1.2	has given or received notice terminating their employment (except in exceptional circumstances).

2.2	Things to be decided when an Award is granted

When granting an Award the Committee will decide:

2.2.1	the number of Shares subject to the Award;

2.2.2	the Vesting Date or Vesting Dates;

2.2.3	the terms of any Conditions;

2.2.4

whether the Award will take the form of a Nil-Cost Option or any other form as referred to in rule 2.8 (Other forms of Award) (and, if the Committee does not so decide, the Award will take the form of a Conditional Award);

2.2.5

if the Award is in the form of a Nil-Cost Option, whether the Award will be exercisable for a period shorter than the period from Vesting up to the 10th anniversary of the Award Date except where rule 6 (Leaving employment) or 7.1 (Takeover) applies (and, if the Committee does not so decide, the Nil-Cost Option will be exercisable for such period);

2.2.6

whether or not the Award will carry Dividend Equivalents and, if it does, whether or not they will be on a notional re-investment basis (see rule 3 (Dividends and dividend equivalents)) (and, if the Committee does not so decide, the Award will not carry Dividend Equivalents);

2.2.7	the Clawback Period; and

2.2.8	which (if any) Schedules to the Plan will apply to the Award.

2.3	Individual limits

2.3.1

Except in exceptional circumstances the market value, on the Award Date, of Shares subject to Awards granted to any one Participant in respect of any financial year will not be more than 300 per cent of their annual basic salary on the Award Date.

2.3.2	For these purposes “market value” means Market Value or the market value of a Share calculated on such other basis as may be determined by the Committee.

2.3.3	This limit will exclude:

(i)	any Shares which become subject to the Award in connection with Dividend Equivalents;

(ii)	which are subject to the Award in order to compensate the Participant for having agreed to pay or repay any employer social security liability; and

(iii)

any Awards granted other than as ordinary course annual awards (which shall include any Awards granted as retention awards outside of the normal course and any Awards granted in connection with the recruitment of a Participant).

2.4	Conditions

2.4.1

When granting an Award, the Committee may make its Vesting conditional on the satisfaction of one or more Conditions (which may be related to the performance of the Company or other Member of the Group) determined by it. Such Conditions will be tested over a period determined by the Committee, and may provide that the Award will lapse to the extent it is not satisfied.

2.4.2	The Committee may change or waive a Condition in accordance with its terms or if anything happens which causes the Committee to consider it appropriate to do so.

2.5	Timing of Awards

Awards must, unless the Directors determine otherwise, be granted within the period of 42 days starting on:

2.5.1	the date of approval of the Plan by shareholders; or

2.5.2	the day after the announcement of the Company’s results for any period,

or may be granted at other times in the following circumstances:

2.5.3

at any time at which the Committee resolves that exceptional circumstances exist which justify the grant of Awards (which may include the grant of an Award to a person who started employment after the normal time for grants);

2.5.4	following any changes to the legislation or regulations affecting share plans being announced, effected or made; or

2.5.5	following the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

2.6	Documentation of Awards

2.6.1	Each Award will be granted by deed.

2.6.2	Each Participant will receive or be directed to a certificate or statement (electronically or in hard copy) summarising the principal terms of the Award.

2.6.3

The Committee may determine that Participants are required to accept the terms of their Award. In such case, unless the Committee determines otherwise, if the Participant does not accept the terms of their Award it shall not be capable of Vesting and the Committee may determine that the Award shall lapse in full.

2.7	Overseas schedules

The Committee may, without obtaining the approval of the Company in general meeting, establish additional schedules to the Plan for the benefit of employees outside the UK, based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories.

2.8	Other forms of Award

The Committee may determine that Awards may be granted under the Plan: (i) by Shares being held by, or for the benefit of, Participants, subject to the terms of the Plan and to forfeiture in the event of the Award lapsing or not Vesting (being a “Forfeitable Share Award”); and/or (ii) in such other form as the Committee may determine (which may include a “stock appreciation right”). If the Committee so determines, the Committee shall determine the terms of and how the Plan shall operate in respect of such Awards, such terms being not inconsistent with the rules of the Plan (which, as necessary, will be read accordingly).

2.9	Administrative errors

2.9.1	If the grant of an Award would be inconsistent with rule 2.1 (Selection of Participants), it will have no effect (and so shall be treated as lapsing immediately).

2.9.2

If the grant of an Award would be inconsistent with rule 10 (Limits on use of new issue and treasury shares), the Award will be limited and will take effect from the date it is granted on a basis consistent with those rules.

2.9.3

If the Committee determines that an Award is granted in or subject to an error, the Committee may determine that the Award shall lapse or that its terms or the number of Shares subject to the Award shall be adjusted on such basis as the Committee determines to correct such error.

3	Dividends and dividend equivalents

3.1	No rights to dividends

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award unless and until the Shares are issued or transferred to the Participant.

3.2	Dividend Equivalents

3.2.1	If an Award carries Dividend Equivalents:

(i)

unless the Committee decides otherwise, with effect from the payment date of each ordinary dividend declared on Shares between the Award Date and the Vesting Date, the number of Shares subject to the Award will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this rule 3 (Dividends and dividend equivalents)) on the basis of the market value of a Share on the payment date;

(ii)

if the Committee decides that Dividend Equivalents would not be on a notional reinvestment basis as described in rule 3.2.1(i), as soon as practicable after Vesting, the Grantor will pay to the Participant an amount (in cash or Shares) equal to the total ordinary dividends paid between the Award Date and the date of Vesting on the number of Shares then Vesting; or

(iii)	the Committee may decide that the Dividend Equivalents may be calculated on any other basis which, in the opinion of the Committee, is reasonable.

3.2.2	For the avoidance of doubt, the amount of a dividend, for these purposes, does not include any tax credit which may apply from time to time.

3.2.3	For the purposes of this rule 3, “market value” means Market Value or the market value of a Share calculated on such other basis as may be determined by the Committee.

3.2.4	The Committee may, at any time prior to payment:

(i)	determine (or change their determination of) how the Dividend Equivalents will be calculated; and

(ii)

determine whether or not the amount shall also be calculated by reference to any special dividend or distribution or any distribution in specie with a payment date between the Award Date and the Vesting Date.

3.2.5	This rule will not apply to any dividend in respect of which an adjustment is made under rule 7.4 (Rights issues and changes in share capital).

4	Vesting of Awards

4.1	Normal Vesting

Subject to rules 4.6 (Delay for Dealing Restrictions), 4.7 (Discretion to adjust Vesting), 4.8 (Delay to Vesting or settlement), 6 (Leaving employment) and 7 (Corporate events) and any Condition, an Award will Vest on the Vesting Date (or, if there is more than one, as to the relevant number of Shares on each of the Vesting Dates) or, if later, on the date or dates on which the extent to which any Condition is satisfied has been determined by the Committee, or will lapse to the extent it does not Vest.

4.2	Consequences of Vesting – Conditional Award

Subject to rules 4.5 (Cash alternative), 4.6.2 (Delay for dealing restrictions) and 4.8 (Delay to Vesting or settlement), as soon as practicable after the Vesting of an Award which takes the form of a Conditional Award , the Grantor shall procure that:

4.2.1	the number of Shares in respect of which the Award has Vested are issued or transferred to the Participant; and

4.2.2	the Participant is paid any amount due under rule 3.2 (Dividend Equivalents).

4.3	Consequences of Vesting – Nil-Cost Options

4.3.1

Subject to rules 4.6.2 (Delay for Dealing Restrictions), 4.8 (Delay to Vesting or settlement) and 7 (Corporate events), a Nil-Cost Option will become exercisable, in respect of the number of Shares in respect of which it has Vested, from the date on which it Vests for a period of twelve months, unless the Committee determined a longer period on the Award Date, after which it will lapse to the extent not exercised.

4.3.2	The Grantor will procure that the Participant is paid any amount due under rule 3.2.1(ii) as soon as practicable after the date of Vesting.

4.3.3	A Nil-Cost Option may be exercised by the Participant giving written notice to the Company in such form as the Company may prescribe.

4.3.4

To the extent that a Nil-Cost Option has not been exercised by the close of business on the last business day before the date on which it will lapse, a Nil-Cost Option will be deemed exercised on the last business day before the date on which it will lapse by virtue of this rule 4.3 (Consequences of Vesting – Nil-Cost Options).

4.3.5	A Nil-Cost Option may be exercised either in full or, if so permitted by the Committee from time to time, and subject to such restrictions as the Committee may determine, in part.

4.3.6

Subject to rules 4.5 (Cash alternative), 4.6.2 (Delay for Dealing Restrictions) and 4.8 (Delay to Vesting or settlement), within 30 days of the receipt of a valid exercise notice (or of the deemed exercise), the Grantor shall procure that the number of Shares in respect of which the Nil-Cost Option has been exercised are issued or transferred to the Participant.

4.4	No fractional Shares

Any fractional number of Shares accrued as a result of rule 3.2 (Dividend Equivalents) (or any other reason) shall be aggregated as at the Vesting Date and rounded up to the nearest whole Share, unless the Committee determines otherwise.

4.5	Cash alternative

4.5.1

The Committee may decide to satisfy an Award or the exercise of an Option by paying to the Participant an amount equal to the Market Value of the number of Shares which would otherwise be issued or transferred on the date of Vesting (or exercise, in the case of a Nil-Cost Option) or an amount determined on such other basis as the Committee may decide from time to time (which could, for example, allow for the deduction of any applicable expenses).

4.5.2	The Committee may grant an Award on the basis that it will always be satisfied as described in this rule 4.5 (Cash alternative).

4.5.3

In respect of an Award which consists of a right to receive a cash amount, the Committee may decide instead to satisfy such Award (and, if so determined by the Committee, any Dividend Equivalents) by the delivery of Shares. The number of Shares will be calculated by reference to Market Value on the date of Vesting for Conditional Awards and the date of exercise for Nil-Cost Options or the market value of a Share determined on such other basis at the Committee may decide, save that this rule 4.5.3 would not apply if it is inconsistent with any local securities or other laws.

4.6	Delay for Dealing Restrictions

4.6.1	If the Vesting of an Award is prevented on any date by a Dealing Restriction, the Award will Vest on the first date on which it is no longer so prevented.

4.6.2

A Nil-Cost Option may not be exercised at any time at which the exercise of the Nil-Cost Option (and any action which in the opinion of the Committee is required to give effect to such exercise) is prevented by a Dealing Restriction.

4.6.3

If the issue or transfer of Shares is prevented by a Dealing Restriction on any date set out in rule 4.2 (Consequences of Vesting – Conditional Award) or 4.3 (Consequences of Vesting – Nil-Cost Options), the period for issue or transfer of Shares under those rules will start (or continue) to run from the first date on which it is no longer so prevented.

4.7	Discretion to adjust Vesting

4.7.1

Notwithstanding any other provision of these rules (and without limiting rule 5 (Malus and clawback)), the Committee may adjust upwards or downwards (including to nil) the number of Shares in respect of which an Award may Vest under any rule if, in its discretion, it determines that it is appropriate to do so.

4.7.2

Without prejudice to the generality of the Committee’s discretions under this rule 4.7 (Discretion to adjust Vesting), and without any limitation whatsoever, in considering the exercise of such discretions, the factors which the Committee may, but shall not be obliged to, take into account may include the Committee’s assessment of the performance of the Company, of any Member of the Group or of any business area or team; the conduct, capability, or performance of the Participant; the Committee’s assessment of the appropriateness of the value in respect of which the Award would otherwise Vest; and any exceptional event that has affected the Company or any Member of the Group.

4.8	Delay to Vesting or settlement

4.8.1

Notwithstanding any other provision of these rules (and without limiting rule 5 (Malus and clawback)), the Committee may delay the Vesting of an Award under any rule; the issue or transfer of Shares or payment of cash pursuant to an Award which Vests; the ability for a Participant to exercise a Nil-Cost Option; and/or the expiry of the Clawback Period if the Committee determines that it is appropriate to do so.

4.8.2

Without prejudice to the generality of the Committee’s discretion, and without any limitation whatsoever, the circumstances in which the Committee may (but shall not be obliged) to consider doing so include where, on the date on which such event would otherwise occur, there is an ongoing investigation or other procedure to determine whether the Award should be subject to adjustment in accordance with rule 4.7 (Discretion to adjust Vesting) or malus or clawback in accordance with rule 5 (Malus and clawback) or where the Committee determines that further investigation of any matter is needed.

4.9	Issuing Shares for less than nominal value

4.9.1	This rule applies where:

(i)	a Nil-Cost Option is exercised; or

(ii)	a Conditional Award Vests.

4.9.2

If the Award is to be satisfied by the issue of new Shares, the Committee is authorised to capitalise the reserves of the Company. The amount to be capitalised will be the nominal value of a Share multiplied by the number of Shares to be issued.

5	Malus and clawback

5.1	Malus (performance adjustment)

Notwithstanding anything else in these rules (and without limiting rule 4.7 (Discretion to adjust Vesting)), the Committee may, at any time before an Award has been satisfied and in its absolute discretion, decide that:

5.1.1	the number of Shares subject to any Award will be reduced;

5.1.2	the Award will lapse (at a time it determines); and/or

5.1.3	additional conditions will be imposed on the Vesting or satisfaction of the Award.

5.2	Clawback

5.2.1	Notwithstanding anything else in these rules, the Committee may, in its absolute discretion, at any time prior to the end of the Clawback Period, decide that a Clawback will apply:

(i)	in any circumstances set out in the Recoupment Policy; or

(ii)	in any other or additional circumstances set out in any terms or policy approved by the Committee from time to time.

5.2.2	If Clawback applies the Committee may:

(i)	decide that the Participant must immediately on demand:

(a)	transfer to or to the order of the Company a number of Shares which is equal to (or less than) the gross number of Shares issued or transferred to them pursuant to the Award; and/or

(b)	pay to or to the order of the Company an amount representing the gross value of the Shares acquired under the Award; and/or

(c)	pay to or to the order of the Company an amount equal to the gross cash payment made to them pursuant to the Award;

(ii)	decide that, to the extent of the number of Shares and/or cash value subject to the Clawback:

(a)

any Award, bonus or other benefit which might have been granted, Vested or paid to the Participant under this or any other arrangement (other than any plan under Schedule 2 or 3 to the Income Tax (Earnings and Pensions) Act 2003) will be reduced, not awarded or not Vest; and/or

(b)	to the extent permitted by law, the cash value subject to the Clawback will be deducted from any amount(s) otherwise payable to the Participant by any Member of the Group.

5.3	General

5.3.1

For the avoidance of doubt, rules 5.1 (Malus (performance adjustment)) and 5.2 (Clawback) can apply even if the Participant was not responsible for the event in question or if it took place before the Vesting or grant of the Award.

5.3.2

In connection with a Takeover or, if the Committee so determines prior to the relevant event, any other event referred to in rule 7.3 (Demergers or other corporate events), the Committee may determine that following such event this rule 5 (General) will cease to apply or will apply on such other terms as the Committee determines.

5.3.3	Without limiting rule 9.3 (Discretionary nature of the Plan), the Participant will not be entitled to any compensation in respect of the operation or purported operation of this rule 5.

5.3.4	Nothing in this rule 5 shall in any way restrict a Participant from being able to transfer or otherwise dispose of any Shares acquired by such Participant pursuant to an Award.

5.4	Other

5.4.1

The number of Shares subject to an Award may, if the Committee so determines, be reduced, or an Award may be lapsed in full, to give effect to the operation of malus or clawback or any similar cancellation or reduction power under the terms of any incentive arrangement and/or policy operated by from time to time by any Member of the Group, including the Recoupment Policy.

6	Leaving employment

6.1	General rule on leaving employment

6.1.1	Unless rule 6.2 (Leaving in special circumstances) applies, an Award which has not Vested will lapse on the date the Participant leaves employment.

6.1.2

The Committee may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of their employment with any Member of the Group or on any later date.

6.1.3

A Nil-Cost Option which is already exercisable when a Participant leaves employment will, unless rule 6.1.4 or 7 (Corporate events) applies, continue to be exercisable for a period of 12 months following such termination and (for the avoidance of doubt) will be deemed exercised at the end of that period to the extent it remains unexercised.

6.1.4	If a Participant holding a Nil-Cost Option which is already exercisable leaves employment:

(i)	by reason of termination for gross misconduct; or

(ii)	in circumstances where their employer is, or would have been, entitled to summarily terminate their employment and the Committee decides that this rule 6.1.4 will apply,

then the Nil-Cost Option will lapse on the date they leave employment.

6.2	Leaving in special circumstances

6.2.1	This rule 6.2 (Leaving in special circumstances) applies if a Participant leaves employment because of:

(i)	death;

(ii)	redundancy;

(iii)	retirement with the agreement of the Participant’s employer;

(iv)	ill-health, injury or disability, as established to the satisfaction of the Company;

(v)	their employing company ceasing to be a Member of the Group;

(vi)	the business in which they work being transferred to a person which is not a Member of the Group; or

(vii)	any other reason if the Committee so decides.

6.2.2	Where this rule 6.2 (Leaving in special circumstances) applies, and save where an Award is exchanged under rule 6.2.5:

(i)

the Committee may assess the extent to which any Condition has been or is likely to be satisfied (as determined by the Committee, in the manner specified in the Condition or in such manner as they consider appropriate), unless the Committee determines that the Condition(s) be deemed satisfied in full and/or waived;

(ii)

unless the Committee decides otherwise, the number of Shares subject to the Award will be reduced to reflect the proportion of the period between the Award Date and the Vesting Date which has elapsed on the date of leaving and will lapse as to the balance on the date of leaving (and, where the Award is subject to more than one Vesting Date, the calculation of the reduction under this rule shall be on such basis as the Committee determines); and

(iii)	the Vesting or exercise of an Award at any time on or after leaving employment may be subject to such additional conditions as the Committee may impose.

6.2.3	Subject to rule 6.2.2(iii) and save where an Award is exchanged under rule 6.2.4:

(i)	where the Participant leaves employment because of death, the Award (reduced as described above in rule 6.2.2) will Vest on the date of death; or

(ii)

in other circumstances, the Committee may decide that the Award will Vest (reduced as described above in rule 6.2.2) on such date as the Committee may decide (being not more than 30 days after the date of leaving).

6.2.4

The Company will only arrange for Shares to be issued or transferred, or cash paid, to the personal representatives of a deceased Participant if they have produced such evidence as the Committee may require of their status as such. The receipt of any person who has produced such evidence will discharge the Company from any obligation to the Participant or their estate.

6.2.5

If the Committee, with the agreement of any relevant purchaser, so decides before the events referred to in rules 6.2.1(v) and (vi) take effect an Award will not Vest, but will instead be exchanged, and rules 7.1.3 and 7.2 (Exchange of Awards) will apply. In applying rule 7.2 (Exchange), the “Acquiring Company” will mean the relevant purchaser or any company nominated by the relevant purchaser and approved by the Committee.

6.3	Meaning of “leaving employment”

6.3.1	For the purposes of this rule, a Participant will be treated as ‘leaving employment’ when he is no longer an employee or director of any Member of the Group and not before.

6.3.2

Each provision of this rule 6 (Leaving employment) shall apply in respect of any termination of employment or office, and any notice of any such termination, whether or not such termination is or would be lawful.

7	Corporate events

7.1	Takeover

7.1.1

If there is a Takeover, each Award will Vest (unless the Committee decides otherwise, in full, regardless of whether any Condition has been satisfied) on the date of the Takeover or, if the Committee so determines, on the last practicable date prior to the anticipated date of the Takeover.

7.1.2

Any Nil-Cost Option which Vests or is already exercisable on the date of the Takeover will, subject to it lapsing at any earlier time, be exercisable for a period of six weeks after the Takeover or, if earlier, for four weeks after the date on which a notice to acquire Shares under section 979 of the Companies Act 2006 is first served (or such shorter period as the Committee may set at the time of the Takeover), and to the extent not exercised will be deemed exercised on the last business day before the date on which such period shall expire.

7.1.3

Alternatively, the Committee may decide that some or all Awards will be automatically exchanged in accordance with rule 7.2 (Exchange of Awards) or may allow the Participant to choose Vesting or exchange.

There is a “Takeover” if:

(i)

a person (or a group of persons acting in concert) either: (i) obtains Control of the Company as a result of a general offer to acquire Shares becoming or being declared wholly unconditional; or (ii) having, or having obtained Control of the Company, makes a general offer to acquire Shares;

(ii)

a court sanctions a compromise or arrangement under Section 895 of the Companies Act 2006 pursuant to which a person (or group of persons acting in concert) obtains or will obtain Control of the Company; or

(iii)	if the Committee in its discretion so decides, a person (or a group of persons acting in concert) obtains Control of the Company in any other way.

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007.

7.2	Exchange of Awards

If an Award is to be exchanged, the following provisions will apply:

7.2.1	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

7.2.2

The new award shall have equivalent terms to those of the Award that was exchanged. In the case of an Award subject to a Condition, the new award either shall not be subject to a Condition or shall be subject to a replacement condition which the Committee consider to be appropriate in the circumstances.

7.2.3	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.

7.2.4

The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged, provided that with effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under rule 7.2.1.

7.3	Demergers or other corporate events

7.3.1	If the Committee becomes aware that the Company is or is expected to be affected by any:

(i)

variation in share capital, demerger, delisting, distribution (other than an ordinary dividend) or other transaction (other than a Takeover) which, in the opinion of the Committee, could affect the current or future value of any Award; or

(ii)	reverse takeover (not within rule 7.1 (Takeover)), merger by way of a dual listed company or other significant corporate event, as determined by the Committee,

the Committee may determine that an Award will Vest in whole or in part, on the date of such event or at such other date as the Committee determines, subject to any conditions the Committee may decide to impose, or may require them to be exchanged under rule 7.2 (Exchange of Awards).

7.3.2	Where the Committee determines that Awards will Vest under this rule 7.3 (Demergers or other corporate events):

(i)	if the Award will not Vest in full, unless the Committee determines otherwise, the Award lapse to the extent it does not Vest; and

(ii)

a Nil-Cost Option which Vests or is already exercisable on the date of the event will, subject to it lapsing at any earlier time, be exercisable for one month from the date of such event (or such longer or shorter period (not exceeding 12 months) as the Committee may set at the time of the event), and to the extent not exercised will be deemed exercised on the last business day before the date on which such period shall expire.

7.4	Rights issues and changes in share capital

If there is:

7.4.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

7.4.2	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;

7.4.3	a special dividend or distribution, or

7.4.4	any other corporate event which might affect the current or future value of any Award,

the Committee may adjust the number or class of Shares, the identity of the securities subject to the Award and/or the method of calculating Dividend Equivalents in such manner as it sees fit. No adjustment may be made to an Award in respect of a special dividend which counts towards a Dividend Equivalent for that Award.

7.5	Committee

In these rules, following: (i) an event referred to in rule 7.1 (Takeover) or (ii) an event referred to in rule 7.3 (Demergers or other corporate events) in respect of which the Committee determines that Awards will vest, and other than in respect of Awards which are exchanged pursuant to rule 7.2 (Exchange of Awards) and unless before such event the Committee determines otherwise, “Committee” means those people who were members of the Committee immediately before the event by virtue of which this rule applies.

8	Tax

8.1	The Participant:

8.1.1

will be responsible for all taxes, social security contributions or other levies arising in connection with an Award or any interest in it or the acquisition, holding or disposal of Shares in relation to any Award or any interest in them; and

8.1.2	will, if required to do so, agree the transfer of liability for employer social security contributions to him.

8.2

The Company will normally sell Shares to which the Participant becomes entitled on their behalf and using the proceeds to meet any Withholding Liability. However, the Committee may decide that the Withholding Liability will, instead, be met by:

8.2.1	deducting the amount of the liability from any cash payment due under the Plan;

8.2.2	reducing the number of Shares to which the Participant would otherwise be entitled;

8.2.3	deducting the amount of the liability from any payment of salary, bonus or other payment due to the Participant; and/or

8.2.4	inviting the Participant to pay the amount of the liability to such Member of the Group as the Committee may specify.

Such withholding and/or arrangements may be operated on the basis of an estimate of the expected Withholding Liability on such basis as the Committee may determine.

8.3

The Participant will enter into any elections required by the Committee, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and/or elections to transfer any liability, or agreements to pay social security contributions.

8.4

Notwithstanding anything else in these rules, the Vesting of an Award or the issue or transfer of Shares or any payment of cash may be delayed until the Participant has done all things reasonably required by the Committee to give effect to this rule 8 (Tax).

9	General terms

9.1	Transfer of Awards

A Participant may not transfer, assign or otherwise dispose of, or grant any security or other rights over, an Award or any rights in respect of it. Unless the Committee determines otherwise, an Award will immediately lapse if the Participant does so, whether voluntarily or involuntarily, is deprived of the beneficial ownership of an Award or becomes bankrupt. This rule 9.1 (Transfer of Awards) does not apply to:

9.1.1	the transmission of an Award on the death of a Participant to their personal representatives; or

9.1.2	the assignment of an Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes.

9.2	Company documents

The Company is not required to send to any Participant a copy of any documents which the Company is required to send to its shareholders.

9.3	Discretionary nature of the Plan

9.3.1

Nothing in the Plan or the operation of the Plan will form part of the contract of employment or other relationship between any Member of the Group and any Employee, Participant or any other person (“Employee”).

9.3.2

The fact that one or more Awards have been made or offered to an Employee does not create any right to, or expectation of, continued employment. The rights and obligations arising from the employment relationship between the Employee and the employer are separate from, and are not affected by, the Plan.

9.3.3

No Employee has a right to participate in, or be considered for participation in, the Plan at all or at a particular level. The grant of Awards on any particular basis in one or over any number of years does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

9.3.4

No Employee will have any claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational, capricious, arbitrary or might be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and the employer.

9.3.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in their favour.

9.3.6	No Employee has any (and by participating in the Plan waives any) right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:

(i)	their eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)

any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation or any failure to exercise a discretion or take a decision (whether or not this disadvantages the Employee concerned and including, without limitation, the exercise of any discretion under rule 5 (Malus and clawback));

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship); and

(iv)	the operation, suspension, termination or amendment of the Plan.

9.3.7

Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in the Plan, or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

9.3.8

Any discretion may be exercised, or not exercised, at the relevant person’s absolute discretion and for any reason or no reason. A person exercising, or not exercising, a discretion is under no obligation to provide reasons for their decision or to determine or take into account the views of the person affected by the exercise of, or decision not to exercise, the decision. A reference in any rule to a discretion being at the person’s “absolute discretion” (or similar) does not restrict the operation of this rule 9.3 (Discretionary nature of the Plan) in respect of that or any other rule, including any rule which does not include any such reference.

9.3.9

Any aspect of the operation of the Plan may be applied (or not applied), and a discretion may be exercised (or not exercised), in different ways for different Participants (and/or in connection with different Awards held by the same Participant) in relation to the same or different events or circumstances.

9.3.10

No failure or delay by the Committee in exercising any discretion under or in connection with the Plan or any Award shall operate or be construed as a waiver or variation of such discretion, nor shall any single or partial exercise of such discretion preclude any other or further exercise of it or of any other right or remedy in connection with the Plan or any Award.

9.3.11

For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate their employment (whether such termination is lawful or unlawful).

9.3.12

In this rule 9.3 (Discretionary nature of the Plan) reference to a discretion includes any determination, decision, power or similar, and reference to the exercise of (or omission to exercise) a discretion (or similar) includes the making or exercise of (or omission to make or exercise) any determination, decision, power or similar, and in any case whether under or in connection with the Plan or any Award.

9.4	Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

9.5	Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan, including, among others, for reason to comply with applicable tax law and administrative practice of local tax authorities.

9.6	Currency

Any currency conversion required for the operation of the Plan will be done using any rate of exchange which the Committee may select.

9.7	Awards non-pensionable

Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

9.8	Third party rights

Nothing in the Plan confers any benefit, right or expectation on a person who is not an Employee. The terms of the Plan and an Award may be relied on and enforced by any Member of the Group. Apart from that, no third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation to enforce any term of the Plan. But this does not affect any other right or remedy of a third party which exists or is available. The consent of any third party mentioned in this rule 9.8 (Third party rights) is not required to any amendment to the Plan or the terms of any Award.

9.9	Assignment

If the Committee so determines, the Grantor may assign its liability to settle an Award to any Member of the Group without the consent of the Participant.

9.10	Discrepancies

To the extent there is any discrepancy between the rules of the Plan or any document setting out the terms of an Award (a “Plan Document”), and any information or document setting out a summary or explanation of how the Plan works, the Plan Documents shall prevail.

To the extent any Plan Documents are translated into a language other than English, the English version will prevail.

9.11	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them to acquire Shares to be held for the purposes of the Plan or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law.

9.12	Consents

All issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force and it will be the Participant’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

9.13	Notices

9.13.1

Any notice or other document which has to be given to a Participant under or in connection with the Plan may be delivered or sent by post to him at his home address according to the records of his employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him, or in either case such other address which the Company considers appropriate.

9.13.2

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

9.13.3

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.

9.13.4	Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

9.14	Severability

If any provision or rule of the Plan is or becomes invalid, illegal or unenforceable, it will be deemed deleted, but that will not affect the validity or enforceability of the rest of the Plan.

9.15	Data protection

9.15.1

By participating in the Plan, each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Member of the Group, trustee, third-party service provider and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i)	administering and maintaining the Participant’s records;

(ii)	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;

(iii)	providing information to future purchasers or merger partners of the Company, the Participant’s employing company or the business in which the Participant works; and

(iv)

transferring information about the Participant to any country or territory (including outside the European Economic Area) that may not provide the same statutory protection for the information as the Participant’s home country.

9.15.2

The basis for any processing of personal information about the Participant under the EU’s General Data Protection Regulation (2016/679) (“GDPR”) (or any successor laws, including its incorporation into UK law as the UK GDPR) is set out in the applicable data protection policy operated by any Member of the Group to which the Participant is subject and is not the consent given under rule 9.15.1. Such applicable data protection policy to which the Participant is subject will also contain details about how the Participant’s personal information is processed and the Participant’s rights in relation to that information. The Participant has a right to review such applicable data protection policy.

9.16	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

10	Limits on use of new issue and treasury shares

10.1

The number of Shares which may be allocated under the Plan on any day will not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other all-employee and discretionary share scheme adopted by the Company.

10.2

The number of Shares which may be allocated under the Plan on any day will not exceed 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share scheme adopted by the Company.

10.3

“Allocate” means granting a right to acquire unissued shares or Shares or (without double counting) the issue and allotment of Shares. For so long as recommended by applicable institutional investor guidance, the transfer of treasury shares shall be treated as the issue of new shares for the purposes of these limits.

10.4	For the purposes of determining these limits, the following are ignored:

10.4.1	any Awards which have lapsed or been surrendered;

10.4.2	Shares receivable under a Dividend Equivalent (or otherwise in respect of any dividend); and

10.4.3	any Awards which the Committee has determined shall be satisfied otherwise than by the issue of Shares.

11	Amendment and termination

11.1	Committee’s powers

Except as described in the rest of this rule 11 (Amendment and termination), the Committee may at any time change the Plan and/or the terms of any Awards in any way, including changes to the terms of any existing Award which are to the disadvantage of the Participant.

11.2	Shareholder approval

11.2.1

Except as described in rule 11.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)

the basis for determining a Participant’s entitlement to, and terms of, securities, cash or other benefits under the Plan and the adjustment thereof in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

(v)	the terms of this rule 11.2.1.

11.2.2	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant,

or for any change to a Condition authorised by rule 2.4 (Conditions).

11.2.3	The Committee is not required to give notice of any changes made to any Participant affected.

11.3	Shareholder approval

The Committee may terminate the Plan at any time, but it will terminate automatically on 6 May 2035. The termination of the Plan will not affect existing Awards.

11.4	Employees’ share scheme

No amendment or operation of the Plan will be effective to the extent that the Plan would cease to be an “employees’ share scheme” as defined in Section 1166 of the Companies Act 2006.

12	Governing law

12.1.1	The Plan will be governed by and construed in accordance with English law.

12.1.2

Any Member of the Group and all Participants shall submit to the exclusive jurisdiction of the English Courts as regards any matter arising under or in connection with the Plan, provided that nothing in this rule 12.1.2 shall be taken to have limited the right of any person to proceed in the courts of any other competent jurisdiction or the Company or any Member of the Group proceeding in the courts of any other competent jurisdiction in relation to a dispute. Each Participant irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

Schedule 1

United States

1

The rules of this Schedule 1 are made under and amend and supplement (as applicable) the terms of the Plan. This Schedule 1 applies to Awards made to those Participants who are citizens or tax residents of the United States and/or whose Award or any part of it is subject to U.S. taxation (“U.S. Participants”) and where such Awards are not granted under Schedule 2. For the avoidance of doubt, all Awards made to U.S. Participants will be subject to this Schedule 1 unless specifically designated to be subject to Schedule 2 by the Committee on grant.

2	Capitalised words and expressions used in this Schedule 1 shall have the same meaning as in the Plan unless they are defined in this Schedule 1. For the purposes of this Schedule 1:

2.1

“Code Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

2.2	“U.S. Treas. Reg.” means the regulations issued by the U.S. Department of Treasury to interpret the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.3	“409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Code Section 409A.

3	Nil-Cost Options shall not be granted to U.S. Participants.

4

Until the delivery of Shares or cash in respect of an Award, the rights of a U.S. Participant with respect to an Award granted under this Schedule 1 shall only be those of a general unsecured creditor of the Company.

5

The Plan and any Awards made under the Plan are intended to, and shall be interpreted, construed, and administered, to comply with Code Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan, any grant documentation and this Schedule 1, the provisions of this Schedule 1 will prevail.

6

This Award is intended to satisfy the requirements for short-term deferral treatment under Code Section 409A, and delivery or payment in respect of the Award (including for purposes of Rule 3.2.1(ii) ((Dividend Equivalents), Rule 4.2 (Consequences of Vesting – Conditional Award) and Rule 4.5 (Cash Alternative)) will occur by the last day of the applicable “short-term deferral” period described in U.S. Treas. Reg. §1.409A-1(b)(4) in order for the delivery or payment to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on delivery to be satisfied, the Committee elects, pursuant to U.S. Treas. Reg. §1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Code Section 409A, to delay delivery or payment to a later date within the same calendar year or to such later date as may be permitted under Code Section 409A, including U.S. Treas. Reg. §1.409A-3(d).

7

If the Award includes a “series of instalment payments” as described in U.S. Treas. Reg. §1.409A-2(b)(2)(iii), a U.S. Participant’s right to the series of instalment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

8

Notwithstanding any provision of the Plan or in any applicable grant documentation, any authority that the Committee has to delay, accelerate or otherwise amend the timing of the Vesting, delivery or payment in respect of any Award (including for purposes of Rule 2.4.2 (Conditions), Rule 4.1 (Normal Vesting), Rule 4.6 (Delay for Dealing Restrictions), Rule 4.7 (Discretion to Adjust Vesting), Rule 4.8 (Delay to Vesting or Settlement), Rule 5.1.3 (Malus), Rule 7.1 (Takeover) and Rule 7.3 (Demerger or Other Corporate Events)), shall only apply in respect of U.S. Participants to the extent such changes are permitted in accordance with Code Section 409A, and will not result in the imposition of additional tax under Code Section 409A.

9

Notwithstanding anything to the contrary in the Plan or in any applicable grant documentation, to the extent required to avoid the imposition of additional taxes under Code Section 409A, if amounts payable to a U.S. Participant constitute 409A Deferred Compensation and termination of employment is a payment event for an Award granted under this Schedule 1, such termination of employment shall only be a payment event if it is a “separation from service” (within the meaning of U.S. Treas. Reg. §1.409A-1(h)) and any U.S. Participant who is a “specified employee” (within the meaning of U.S. Treas. Reg. §1.409A-1(i))) shall not receive their Shares until the first day of the seventh month following their “separation from service.”

10

Notwithstanding the timing provisions of Rule 6.2.3(i), on death, the delivery and payment referred to therein will be made after the date of death and by December 31 of the calendar year following the calendar year in which death occurs (or on such later date as may be permitted under Code Section 409A).

11	Any right of offset (including Rule 5.2.2(ii)) will not apply to Awards that are 409A Deferred Compensation, except to the extent permitted under Code Section 409A.

12	A decision of the Committee to allow Participants to choose Vesting or exchange upon a Takeover (as described in rule 7.1 of the Plan) will not apply to U.S. Participants.

13	Awards subject to this Schedule 1 may only be satisfied with new issue Shares, Shares transferred out of treasury and/or Shares or cash from a trust which satisfies the following characteristics:

(i)	the assets of the trust shall be subject to the claims of the general creditors of the Company;

(ii)

if at any time the trustee of the trust has determined that the Company is insolvent, the trustee shall discontinue payments to the U.S. Participants or their beneficiaries and shall hold the assets of the trust for the benefit of general creditors of the Company;

(iii)

the Committee shall have the duty to inform the trustee in writing of the Company’s insolvency. If a person claiming to be a creditor of the Company alleges in writing to the trustee that the Company has become insolvent, the trustee shall determine whether the Company is insolvent and, pending such determination, the trustee shall discontinue payment of benefits to the U.S. Participants or their beneficiaries; and

(iv)

the trust and the assets in such trust shall at all times be located in the United States and no assets shall be placed in a trust to the extent such set aside would trigger the application of Code Section 409A(b)(2) (relating to the employer’s financial health) or Code Section 409A(b)(3) (relating to the treatment of employer’s defined benefit plan during restricted period).[1]

14

Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be subject to accelerated taxation or additional tax under Code Section 409A, then, prior to delivery to such Participant of such payment, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate under applicable law to preserve the intended tax treatment of the benefits provided by the Plan, or (ii) take such other actions that the Committee determines necessary or appropriate to avoid or limit the imposition of such additional or accelerated tax under Code Section 409A.

15

Notwithstanding the foregoing, none of the Company nor any Member of the Group shall have any obligation to take any action to prevent the imposition of any additional tax or penalty on any Participant under Code Section 409A and none of the Company, any Member of the Group or the Committee will have any liability to any Participant for such tax or penalty. Each Participant is solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on or for the account of such Participant in connection with the Plan (including any taxes and penalties under Code Section 409A).

Schedule 2

United States – Awards to CIA Covered Executives

1

The rules of this Schedule 2 are made under and amend and supplement (as applicable) the terms of the Plan. This Schedule 2 applies to Awards made to those Participants who are citizens or tax residents of the United States and/or whose Award or any part of it is subject to U.S. taxation (“U.S. Participants”) and where such Awards are designated by the Committee on grant to be subject to this Schedule 2. For the avoidance of doubt, Awards made to U.S. Participants will be subject to this Schedule 2 only where so designated by the Committee on the grant of the Awards. Where not so designated on grant, Awards to U.S. Participants will generally be subject to Schedule 1.

2	Capitalised words and expressions used in this Schedule 2 shall have the same meaning as they have in the rules of the Plan unless modified by this Schedule 2. For the purposes of this Schedule 2:

2.1

“Code Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

2.2	“U.S. Treas. Reg.” means the regulations issued by the U.S. Department of Treasury to interpret the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.3	“409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Code Section 409A.

3	Nil-Cost Options shall not be granted to U.S. Participants.

4

Until the delivery of Shares or cash in respect of an Award, the rights of a U.S. Participant with respect to an Award granted under this Schedule 2 shall only be those of a general unsecured creditor of the Company.

5

The Plan and any Awards made under the Plan are intended to, and shall be interpreted, construed, and administered, to comply with Code Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions). The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan, any grant documentation and this Schedule 2, the provisions of this Schedule 2 will prevail.

6

To the extent the Award (or any portion thereof) is intended to satisfy the requirements for short-term deferral treatment under Code Section 409A, and delivery or payment in respect of the Award (including for purposes of Rule 3.2.1(ii) ((Dividend Equivalents), Rule 4.2 (Consequences of Vesting – Conditional Award) and Rule 4.5 (Cash Alternative)) will occur by the last day of the applicable “short-term deferral” period described in U.S. Treas. Reg. §1.409A-1(b)(4) in order for the delivery or payment to be within the short-term deferral exception, unless, in order to permit all applicable conditions or restrictions on delivery to be satisfied, the Committee elects, pursuant to U.S. Treas. Reg. §1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Code Section 409A, to delay delivery or payment to a later date within the same calendar year or to such later date as may be permitted under Code Section 409A, including U.S. Treas. Reg. §1.409A-3(d).

7

If the Award includes a “series of instalment payments” as described in U.S. Treas. Reg. §1.409A-2(b)(2)(iii), a U.S. Participant’s right to the series of instalment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

8

Notwithstanding any provision of the Plan or in any applicable grant documentation, any authority that the Committee has to delay, accelerate or otherwise amend the timing of the Vesting, delivery or payment in respect of any Award (including for purposes of Rule 2.4.2 (Conditions), Rule 4.1 (Normal Vesting), Rule 4.6 (Delay for Dealing Restrictions), Rule 4.7 (Discretion to Adjust Vesting), Rule 4.8 (Delay to Vesting or Settlement), Rule 5.1.3 (Malus), Rule 7.1 (Takeover) and Rule 7.3 (Demerger or Other Corporate Events)), shall only apply in respect of U.S. Participants to the extent such changes are permitted in accordance with Code Section 409A and will not result in the imposition of additional tax under Code Section 409A.

9

Notwithstanding the timing provisions of Rule 6.2.3(i), on death, the delivery and payment referred to therein will be made after the date of death and by December 31 of the calendar year following the calendar year in which death occurs (or on such later date as may be permitted under Code Section 409A).

10	Any right of offset (including Rule 5.2.2(ii)) will not apply to Awards that are 409A Deferred Compensation, except to the extent permitted under Code Section 409A.

11	A decision of the Committee to allow Participants to choose Vesting or exchange upon a Takeover (as described in rule 7.1 of the Plan) will not apply to U.S. Participants.

12	Awards subject to this Schedule 2 may only be satisfied with new issue Shares, Shares transferred out of treasury and/or Shares or cash from a trust which satisfies the following characteristics:

(i)	the assets of the trust shall be subject to the claims of the general creditors of the Company;

(ii)

if at any time the trustee of the trust has determined that the Company is insolvent, the trustee shall discontinue payments to the U.S. Participants or their beneficiaries and shall hold the assets of the trust for the benefit of general creditors of the Company;

(iii)

the Committee shall have the duty to inform the trustee in writing of the Company’s insolvency. If a person claiming to be a creditor of the Company alleges in writing to the trustee that the Company has become insolvent, the trustee shall determine whether the Company is insolvent and, pending such determination, the trustee shall discontinue payment of benefits to the U.S. Participants or their beneficiaries; and

(iv)

the trust and the assets in such trust shall at all times be located in the United States and no assets shall be placed in a trust to the extent such set aside would trigger the application of Code Section 409A(b)(2) (relating to the employer’s financial health) or Code Section 409A(b)(3) (relating to treatment of employer’s defined benefit plan during restricted period).

13

Notwithstanding any other provisions of the Plan, in the event of a termination of employment that does not result in the lapse of any portion of an Award that has not Vested (as provided in Rule 6.2 of the Plan), the Shares or cash underlying an Award granted to a U.S. Participant under this Schedule 2 shall be delivered or paid to that U.S. Participant (i) on the later of the applicable Vesting Date or the first anniversary of the date of termination of employment or, if earlier, (ii) upon the occurrence of a Takeover, or other corporate transaction described in Rule 7 of the Plan, provided that such Takeover or other corporate transaction described in Rule 7 of the Plan is also a “change of control” as defined in Code Section 409A. In each case, delivery or payment will be made as may be permitted in accordance with Code Section 409A, including U.S. Treas. Reg. §1.409A-3(d).

14

To the extent termination of employment is a payment event for an Award granted under this Schedule 2, such termination of employment shall only be a payment event if it is a “separation from service” (within the meaning of U.S. Treas. Reg. §1.409A-1(h)) and any U.S. Participant who is a “specified employee” (within the meaning of U.S. Treas. Reg.§1.409A-1(i)) shall not receive their Shares before the first day of the seventh month following their “separation from service.”

15

Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be subject to accelerated taxation or additional tax under Code Section 409A, then, prior to delivery to such Participant of such payment, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate under applicable law to preserve the intended tax treatment of the benefits provided by the Plan, or (ii) take such other actions that the Committee determines necessary or appropriate to avoid or limit the imposition of such additional or accelerated tax under Code Section 409A.

16

Notwithstanding the foregoing, none of the Company nor any Member of the Group shall have any obligation to take any action to prevent the imposition of any additional tax or penalty on any Participant under Code Section 409A and none of the Company, any Member of the Group or the Committee will have any liability to any Participant for such tax or penalty. Each Participant is solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on or for the account of such Participant in connection with the Plan (including any taxes and penalties under Code Section 409A).

Schedule 3

Switzerland

The rules of this Schedule 3 are made under and amend and supplement (as applicable) the terms of the Plan. The rules of this Schedule 3 apply to Awards made to those Participants who are employees of a Member of the Group and are subject to taxation (including social security) in Switzerland (“Swiss Participants”). In the event of any conflict, this Schedule 3 shall override or modify (as applicable) the rules of the Plan.

This Schedule 3 enables Shares received by a Swiss Participant under the Plan to be classified as Blocked Shares. The intention is that a classification of the Shares as Blocked Shares as defined herein will allow Swiss Participants to benefit from favourable income tax and social security treatment in certain Swiss cantons.2

1	Definitions

Terms defined in the rules of the Plan have the same meaning when used in this Schedule and:

“Blocked Shares” means Shares which are subject to this Schedule;

“Blocking Period” means the period during which any Shares are Blocked Shares which will:

(a)	begin on the date of Vesting of a Conditional Award and the date of exercise of a Nil-Cost Option; and

(b)	end on the date determined under paragraph 2.2 of this Schedule or, if earlier, as described in paragraph 4.3 or 0 of this Schedule.

“Blocked Account” means an account established in respect of Blocked Shares pursuant to paragraph 7 of this Schedule.

2	Invitation to apply Blocking Period

2.1

The Committee may, at any time before Vesting of an Award, invite any Swiss Participant (including one who has left employment and to whom rule 6.2 (Leaving in special circumstances) of the Plan applies) to agree that some or all of the Shares they receive on Vesting, in the case of a Conditional Award, or exercise, in the case of a Nil-Cost Option will be Blocked Shares.

2.2	The invitation will set out:

2.2.1	the number or percentage of Shares which will be Blocked Shares;

2.2.2	whether dividend reinvestment will apply to the Blocked Shares and, if so, whether the additional Shares (arising from the dividend reinvestment) will also be Blocked Shares; and

[2]

In 2023, following the demerger of Haleon which held the previous tax rulings, tax rulings were sought from the cantonal tax authorities of the cantons of Bern and Zug confirming, inter alia, that Participants may opt to subject all or part of their Shares received on vesting of a Conditional Award or exercise of a Nil-Cost Option to a Blocking Period. Certain cantonal tax authorities, including the cantonal tax administration of the canton of Zurich would, however, not accept an individual right of a Participant to opt for a blocking of their Shares but only accept a blocking period for tax purposes, if such blocking period is mandatory in respect of all Participants of the Plan.

2.2.3	the date on which the Blocking Period will normally end;

or may permit the Participant to choose, subject to any maximum and/or minimum or other restrictions set by the Committee in the invitation, the number of Shares (if any) to classify as Blocked Shares.

2.3	By accepting the invitation, the Participant is deemed to have agreed to be bound by this Schedule as if he had signed it.

2.4	The invitation may be withdrawn (or if already accepted by the Participant, cancelled) by the Company for any reason before the start of the Blocking Period.

2.5

The invitation will be withdrawn (or if already accepted by the Participant, cancelled) if a Participant leaves employment (or gives notice of termination of their employment) after invitation but before the start of the Blocking Period for reason other than set out in rule 6.2 of the Plan.

2.6

If the Participant does not accept the invitation in such manner and by such date as the Committee may determine, or if the invitation is withdrawn or cancelled under paragraph 2.4 or 2.5 of this Schedule, Shares will be issued or transferred as described in rule 4 of the Plan but will not be Blocked Shares.

3	Issue or transfer of Blocked Shares

Following Vesting (in the case of a Conditional Award) or exercise (in the case a Nil-Cost Option), the Grantor shall procure that the Blocked Shares are issued or transferred to the Participant and held in a Blocked Account in the Participant’s name to be held on such basis as the Committee considers appropriate to give effect to the Blocking Period. The Participant will do all things necessary to give effect to such issue or transfer and holding.

4	No transfer of Blocked Shares

4.1	The Participant must not assign or otherwise dispose of any Blocked Shares or any interest in them during the Blocking Period.

4.2	This will not apply to:

4.2.1	the sale of sufficient entitlements nil-paid in relation to a Blocked Share to take up the balance of the entitlements under a rights issue;

4.2.2	a disposal which is required to meet any liability to tax and social security contributions in respect of Blocked Shares.

4.3	If any Blocked Shares are disposed of as described in paragraph 4.2 of this Schedule, the Blocking Period will come to an end, in respect of those Blocked Shares, on the date of the disposal.

5	Rights attaching to Blocked Shares

Subject to paragraphs 2.2.2 and 4 of this Schedule, the Participant will be entitled, in respect of Blocked Shares:

(a)	to receive all dividends and other distributions;

(b)	to exercise any voting rights; and

(c)	to all other rights of a shareholder.

6	Early termination of the Blocking Period

6.1	Except as set out in this paragraph 6 of this Schedule, the Blocking Period will not come to an end on the date the Participant leaves employment.

6.2	The Blocking Period will come to an end on the date of death of the Participant.

6.3

Unless the Committee decides otherwise or the Participant had already left employment on the date of the invitation, the Blocking Period will come to an end on the date the Participant leaves employment by reason of ill-health, injury or disability.

6.4	The Committee may decide in general or in any particular case (including in the event of a Takeover) that the Blocking Period will come to an end.

7	Blocked Account

7.1

Prior to the Vesting of an Award, a Blocked Account in the Participant’s name may be opened with a provider selected by the Company, to deposit and record the Blocked Shares received by the Participant upon Vesting (in the case of a Conditional Award) or exercise (in the case a Nil-Cost Option).

7.2

Participants will generally be able to access the Blocked Account information electronically. If this is not possible, Participants will be provided with a statement of the Blocked Account information at least annually.

7.3	Upon termination of the Blocking Period, the Shares will be released from the Blocked Account and transferred to the Participant.

8	End of the Blocking Period

From the end of the Blocking Period, paragraphs 1 to 7 of this Schedule will cease to apply, and the Swiss Participants will have all the rights of a shareholder.

Other Provisions

9	Tax

Rule 8.1.2 of the Plan does not apply to Participants who are subject to Swiss social security.

Rule 8 of the Plan shall be modified by inserting the following provisions additional provisions as rules 8.5 and 8.6:

“8.5

The Participant, and in the event of the Participant’s death their heirs, will be responsible for reporting the receipt of any income arising in connection with the Shares received under the Plan and the premature termination of the Blocking Period.

8.6	The Grantor shall have the right to notify the tax authorities of the grant and Vesting of a Conditional Award or grant and exercise of Nil-Cost Option to the Participant if so required by law.”

10	Awards non-pensionable

Rule 9.7 of the Plan shall be modified by inserting the following words at the beginning of the Rule: “Unless explicitly provided for in the pension scheme regulation of the employing company of the Participant, […]”.

11	Employee Trust

Rule 9.11 does not apply to Participants who are residents of Switzerland.

Schedule 4

France

For Awards granted from 7 May 2025

The purpose of this Schedule is to make certain variations to the terms of the Plan, in order to satisfy French securities laws, exchange control, corporate law and tax requirements (especially the provisions of Article 80 quaterdecies of the French Tax Code (Code général des impôts), Articles L. 225-197-1 et seq. and Articles L. 22-10-59 to L. 22-10-60 of the French Code of Commerce (Code de commerce) with respect to free shares) to qualify for favourable income tax and social security treatment in France.

The rules of the Plan, as amended by this schedule, are based on the above-mentioned provisions of the French Code of Commerce (in force on the date when the Plan was adopted), subject to any subsequent change or provision required by legislation, regulations or interpretations thereof. Consequently, the rules of the Plan, as amended by this schedule will be applied and may be amended in accordance with such legislation, regulations and interpretations.

In case of contradiction between (i) the Plan and/or the Award letter and (ii) the French Code of Commerce, the French Tax Code and/or the statement of practice of the French tax authorities, the French Code of Commerce, the French Tax Code and the statement of practice of the French tax authorities shall prevail.

These rules are based on the assumption that the Shares are listed on a regulated stock exchange and that the Company is incorporated as a PLC (public limited company).

The rules of the Plan shall apply subject to the modifications contained in this Schedule 4 whenever the Directors decide to grant a qualifying Award to a French tax resident Participant under this Schedule 4. The Directors may still decide to grant, to a French tax resident, Awards which terms and conditions may vary from this Schedule 4. Should that be the case, the Awards shall clearly indicate that they may not comply with this Schedule 4 and that they may not be qualifying for a favourable treatment under French tax and social security law.

1	Non-applicable provisions

No Nil-Cost Option shall be granted under this Schedule 4. Any reference in the Plan to Nil-Cost Option shall be deleted accordingly.

No Dividend Equivalents shall be operated under this Schedule 4. Any provision in the Plan referring to Dividend Equivalents shall be deleted accordingly.

No Cash alternative shall be operated under this Schedule 4. The Awards, as defined in this Schedule 4, shall only be settled by delivery of Shares and not in cash. Any reference in the Plan to Cash alternatives shall be deleted accordingly.

No Clawback shall be operated under this Schedule 4. Any reference in the Plan to Clawback shall be deleted accordingly.

2	Rule 1 (Meaning of words used)

2.1	The definitions of “Award”, “Conditional Award”, “Grantor”, “Member of the Group” and “Participant” stated in rule 1 of the Plan shall be deleted and replaced by the following definitions:

“Award” means a non-transferable, unfunded and conditional right to acquire Shares for free following Vesting.

“Conditional Award” means a conditional right to acquire Shares for free granted under the Plan.

“Clawback Period” shall be deleted.

“Dividend Equivalent” shall be deleted.

“Grantor” means the Company.

“Member of the Group” means (i) the Company, (ii) a company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights, (iii) a company holding directly or indirectly at least 10 per cent of the share capital or voting rights of the Company, or (iv) a company for which at least 50 per cent of the share capital or voting rights are held by a company which holds at least 50 per cent of the share capital of the Company.

“Participant” means a salaried employee of any Member of the Group, or a corporate officer of any Member of the Group (provided that the Company is listed in accordance with Articles L. 225-197-1-II §1 and §2 of the French Code of Commerce) holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant).

2.2	The definitions of “Clawback Period” and “Dividend Equivalent” stated in rule 1 (Meaning of words used) of the Plan shall be deleted.

2.3	For the purpose of Awards granted under this Schedule 4, the following new definitions shall be added to those stated in rule 1 of the Plan:

“Closed Period” means in accordance with Article L. 22-10-59 of the French Code of Commerce any of the following periods (i) the period starting after the end of the Holding Period and corresponding to the thirty calendar days before the announcement of an interim or year-end financial report that the Company is required to make public, or, (ii) as far as Participants of the Company having knowledge of privileged information, pursuant to Article 7 of (EU) Regulation No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6 / EC of the European Parliament and of the Council and Commission Directives 2003/124 / EC, 2003/125 / EC and 2004/72 / EC, which has not been made public, are concerned, the period starting upon the end of the Holding Period and ending on the day upon which such information is made public.

“Defined Disability” means the circumstance where a Participant is recognised as a disabled employee of the second or third category under the meaning of Article L.341-4 of the French Social Security Code.

“Holding Agreement” means an agreement between the Participant, the Grantor and an account keeper (teneur de compte) designated by the Grantor, in such form as determined by the Grantor and delivered by the Participant, in which the Participant undertakes not to sell or transfer Shares before expiry of the Holding Period, and the account keeper undertakes not to perform any such order before expiry of the Holding Period.

“Holding Period” means a holding period (période de conservation) which, in accordance with Article L.225-197-1 I §8 will not end before the combined duration of the vesting period (période d’acquisition) and the holding period (période de conservation) equals or exceeds two years.

2.4

The definition of “Vesting Date” shall be supplemented as follows: “and in accordance with Article L. 225-197-1-I, §6 of the French Code of Commerce, such date shall not occur less than one year after the grant of the Award”.

2.5	All capitalised terms used in this Schedule 4 and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

3	Rule 2 (Granting Awards)

3.1	Rule 2.1 (Selection of Participants) shall be deleted and replaced by the following provisions:

“The Committee may select any Participant to be granted an Award. However, the Committee may not select a person who:

3.1.1	is an executive director of the Company or a member of the Corporate Leadership Team of the Company; or

3.1.2	has given or received notice terminating their employment (except in exceptional circumstances).

In accordance with Article L.225-197-1 II §4 of the French Code of Commerce, Participants who are selected to be granted an Award under this Schedule 4 must satisfy the definition of Participant in this Schedule 4. A grant of Awards cannot be made to any Participant already holding more than 10 per cent of the share capital of the Company, nor result in any Participant holding more than 10 per cent of the share capital of the Company.

In accordance with Article L.225-197-1 I §2 of the French Code of Commerce, the total number of Shares which may be allocated under the Plan or any other free shares plan shall not exceed 15 per cent of the share capital of the Company in issue at the Award Date.

A grant of Awards to Participants who are corporate officers shall comply with Articles L.225-197-1 II and L.22-10-60 of the French Code of Commerce, as construed by the statement of practice BOI-RSA-ES-20-20-10-20-20170724, §440 as amended from time to time.”

3.2	Rule 2.2 (Things to be decided when an Award is granted) shall be supplemented as follows:

“A grant of Awards to corporate officers/directors shall comply with Articles L. 225-197-1 II and L.22-10-60 of the French Code of Commerce, as construed by statement of practice BOI-RSA-ES-20-20-10-20-20170724, §440 as amended from time to time.”

3.3	Rule 2.2.2 shall be supplemented with the following provision:

“, provided that in accordance with Article L. 225-197-1-I, §6 of the French Code of Commerce, the Vesting Date or Vesting Dates shall not result in a Vesting period being less than one year as of the Award Date except in the case of death or Defined Disability.”

3.4	Rule 2.2.2 shall be supplemented with the following provision at the end of the rule:

“In accordance with Article L. 225-197-1-I, §8 of the French Code of Commerce, any Holding Period together with the Vesting period shall not result in a total period being less than two years as of the granting of the Award except in the case of death or Defined Disability.”

3.5	Rule 2.2.4 shall be replaced as follows:

“An Award shall not take the form of a Nil-Cost Option.”

3.6	Rule 2.2.5 shall be deleted.

3.7	Rule 2.2.6 shall be replaced as follows:

“An Award shall not carry Dividend Equivalents.”

3.8	Rule 2.2.7 shall be deleted.

3.9	Rule 2.3 (Individual limits) shall be supplemented by the following provisions:

“In accordance with Article L. 225-197-1-II §4 of the French Code of Commerce, an Award cannot be made to any Participant holding more than 10 per cent of the share capital of the Company or where, as a result of the Award, the Participant will end up holding more than 10 per cent of the share capital of the Company.”

“Individual limits provided under Article L. 225-197-1-II §4 of the French Code of Commerce and global limits provided under Articles L. 225-197-1-I §2 and §3, of the French Code of Commerce are applicable to Conditional Awards.

Specific restrictions for listed companies under Article L. 22-10-60 of the French Code of Commerce are also applicable, including with respect to Conditional Awards allocation to directors (dirigeants) of the French Subsidiaries and French branches of foreign companies. These restrictions shall be construed in compliance with the statements of practice BOI-RSA-20-20-10-10-20160613 and BOI-RSA-20-20-10-20-20170724, as amended and/or supplemented from time to time.”

3.10	Rule 2.5 (Timing of Awards) shall be deleted and replaced by the following provision:

“In compliance with the statement of practice BOI-RSA-ES-20-10-10-20170724, §460 combined with BOI-RSA-ES-20-20-10-20-20170724 §470, as amended and/or supplemented from time to time, no Awards may be granted under schedule 4 after the commencement of the seventy-sixth month after the Remuneration Committee approval of Schedule 4 of the Plan (the Remuneration Committee being an empowered entity under UK law to approve the grant of free shares).”

4	Rule 3 (Dividends and dividend equivalents)

4.1	Rule 3.2 shall be replaced as follows:

“No Dividend Equivalents shall be operated.”

5	Rule 4 (Vesting of Awards)

5.1	Rule 4.1 (Normal Vesting) shall be supplemented with the following provision:

“Notwithstanding any provision of the Plan or this Schedule 4 other than rule 6.4 (Death and Defined Disability) (as added below), the Vesting Date shall not be before the first anniversary of the Award Date. If an Award would Vest, in accordance with any provision of the Plan or this Schedule 4, other than under rule 6.4 (Death and Defined Disability), before the first anniversary of the Award Date, the Award will not so Vest but will continue until the first anniversary of the Award Date, or a later date as determined by the Committee, when it will Vest.”

5.2	Rule 4.2 (Consequences of Vesting – Conditional Award) shall be deleted and replaced by the following provisions:

“4.2.1

Subject to rule 4.6.3, the Grantor shall arrange for the number of Shares in respect of which the Award has vested to be issued or transferred as soon as administratively practicable after the Vesting Date to a share account administered in the name and for the benefit of the Participant by an account keeper (teneur de compte) designated by the Committee. Participants shall have full shareholder voting and dividend rights on the transferred Shares.

4.2.2

Shares transferred under rule 4.2.1 will be held by the account keeper on behalf of the Participant, for the duration of the Holding Period, in accordance with the provisions of the Holding Agreement, except as provided under rule 6.4 (Death and Defined Disability) or as otherwise provided for in the French Code of Commerce or in the French Tax Code as an exception to the Holding Period.

4.2.3	Upon expiry of the Holding Period, the Participant will be free to dispose of the Shares, except during the Closed Periods during which the sale of the Shares is prohibited.

4.2.4	If the Company is allocating existing Shares to the Participant, the Company shall hold the Shares the day preceding the day of allocation to the Participant[3].

5.3	Rule 4.3 (Consequences of Vesting – Nil-Cost Options) shall be deleted. Any provision of the Plan referring to this rule 4.3 shall be deleted accordingly.

5.4	Rule 4.5 (Cash alternative) shall be deleted. Any provision of the Plan referring to this rule 4.5 shall be deleted accordingly.

5.5	Rule 4.10 (Holding Period) shall be created with the following provision:

“4.10.1 Upon termination of the Holding Period, the Shares cannot be disposed of within the Closed Period, during which the sale of the Shares is prohibited4.”

5.6	Rule 4.7 (Discretion to adjust Vesting) shall be deleted.

5.7	Rule 4.8 (Delay to Vesting or settlement) shall be deleted.

5.8	Rule 4.10 (as added by paragraph 5.5 of this Schedule) shall be supplemented with the following provision[5]:

“4.10.2 Shares transferred to Participants holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant) in the Company or any Member of the Group shall not be disposed before termination of the Participant’s executive duties.

Alternatively, the Directors may decide that a fraction of the Shares transferred to Participants holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant) in the Company or any Member of the Group will be in a registered (nominatif) form and will not be available for sale or transfer before termination of the Participant’s executive duties.”

[3]	Statement of practice BOI-RSA-ES-20-20-10-20-20170724 §1 as amended from time to time.
[4]	In accordance with Article L.22-10-59 of the French Code of Commerce
[5]	In accordance with Article L-225-197-1 II §5 of the French Code of Commerce

5.9	Rule 4.10 (as added by paragraph 5.5 of this Schedule) shall be supplemented with the following provision:

“4.10.3 The end of the Holding Period shall end in such a manner so that the combined duration of the vesting period (période d’acquisition) and the holding period (période de conservation) is not less than two years.”

6	Rule 5 (Malus and Clawback)

6.1	Rule 5 shall be deleted.

6.2

The following shall be inserted: “The Committee may, at the latest prior to the grant of an Award, decide that additional conditions will be imposed on the Vesting of all or a portion of an Award (including in order to implement the Recoupment Policy). For the avoidance of doubt, this can apply even if the Participant was not responsible for the event in question or if it took place before the grant of the Award.”.

7	Rule 6 (Leaving Employment)

7.1

In rule 6.1.1, the words “Unless rule 6.2 (Leaving in special circumstances) applies” shall be replaced by “Unless rules 6.2 (Leaving in special circumstances) or 6.4 (Death and Defined Disability) (as added below) applies”.

7.2	Rule 6.1.3 and rule 6.1.4 shall be deleted.

7.3	Rule 6.2.1(i) shall be deleted.

7.4	Rule 6.2.1(iv) shall be deleted and replaced by “ill-health, injury or disability (other than a Defined Disability);”.

7.5	Rule 6.2.3 (i) shall be deleted and replaced by the following provision:

“6.2.3 Subject to rule 6.2.2 (iii) and save where an Award is exchanged under rule 6.2.4, the Committee may decide that an Award will Vest (reduced as described above in rule 6.2.2) on such date as the Committee may decide (being not more than 30 days after the date of leaving).”

7.6	Rule 6.4 shall be added, according to the following terms:

“6.4. Death and Defined Disability

In accordance with Article L. 225-197-3 §2 of the French Code of commerce, notwithstanding any other rule of the Plan, (including the first paragraph of this rule 6.2) where a Participant leaves employment for reason of death, his/hers heirs may require, within six (6) months from the date of death, Vesting of the deceased’s Award and the transfer of the underlying Shares. The Shares will be transferred to the heirs of the Participant as soon as practicably possible following their request and shall not be subject to any Holding Period.

In accordance with Article L. 225-197-1-I, §6 of the French Code of commerce, notwithstanding any other rule of the Plan (including the first paragraph of this rule 6.2), where a Participant suffers from a Defined Disability, he/she can request at any time the Vesting of its Award and the transfer of the underlying Shares. In accordance with Article L. 225-197-1-I, §7 of the French Code of commerce, Shares transferred to a Participant suffering from a Defined Disability shall not be subject to any Holding Period.”

8	Rule 7 (Corporate events)

8.1

Rule 7 (Corporate events) shall apply only to the extent it complies with Article L. 225-197-1-III of the French Code of Commerce, Article 80 quaterdecies III of the French Tax Code and the statement of practice BOI-RSA-ES-20-20-10-20-20170724, §130-§250, as amended from time to time.

8.2	Rule 7.4 (Rights issues and changes in share capital) shall be supplemented with the following provision:

“Notwithstanding anything in this Plan, no adjustment can be made if such adjustment is not permitted under any statement of practice released by the French tax authorities with respect to free shares.”

9	Rule 8 (Tax)

9.1

Rule 8 (Tax) shall apply save for the following words to be deleted in the first paragraph (rule 8.1.2): “and will, if required to do so, agree the transfer of liability for employer social security contributions to him”.

9.2	In addition, rule 8 (Tax) shall be supplemented with the following provisions:

“The Participants (or heirs, if applicable) are responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authorities.

The Member of the Group with whom a Participant is or was in employment on the date the Shares are transferred will communicate the name of the Participant and the number of Shares being transferred to the social security authorities competent for that Member of the Group, in accordance with the provisions of Article L. 242-14 of the French Social Security Code.”

10	Rule 9 (General terms)

10.1	Rule 9.1.2 shall be deleted.

10.2	Rule 9.11 (Employee trust) shall be deleted.

10.3	Rule 9 shall be supplemented with the following provisions:

“9.17 Form of Shares

In accordance with Article 80 quaterdecies II of the French Tax Code, the conversion of a Share into bearer form is assimilated to a sale.”

10.4	Rule 9 shall be supplemented with the following provisions:

“9.18 Information Obligations

The Members of the Group will comply with the information obligations provided under Article L. 225-197-4 of the French Code of Commerce and under the statement of practice BOI-RSA-ES-20-20-10-20-20170724 §480.

The Me

mbers of the Group are entitled to provide all relevant information to any tax or social security authorities with respect to a Participant and the Plan. The Participant shall cooperate with the Members of the Group.”

11	Rule 10 (Limits on use of new issue and treasury shares)

Rule 10 (Limits on use of new issue and treasury shares) shall be supplemented with the following provisions:

“Individual limits provided under Article L. 225-197-1 II §4 of the French Code of Commerce and global limits provided under Articles L. 225-197-1 I §2 and §3 of the French Code of Commerce of the French Code of Commerce are applicable to Awards.

Specific restrictions for listed companies under Article L. 22-10-60 of the French Code of Commerce are also applicable, including allocation to directors (dirigeants) of the French subsidiaries and French branches of foreign companies. These restrictions shall be construed in compliance with the statements of practice BOI-RSA-20-20-10-10-20160613 and BOI-RSA-20-20-10-20-20170724, as amended and/or supplemented from time to time.”

12	Rule 11 (Amendment and termination of the Plan)

12.1

In rule 11.1 (Committee’s Power), after the last word of the first sentence, the following shall be added: “, provided that the changes do not affect the qualifying status of the Awards for French tax and social security purposes”.

12.2

In rule 11.3 (Shareholder Approval), the reference to “on 6 May 2035” shall be replaced with “seventy-sixth month of anniversary of the Remuneration Committee approval in compliance with the statement of practice BOI-RSA-ES-20-10-10-20140812, § 360 combined with BOI-RSA-ES-20-20-10-20-20170724 § 470, as amended from time to time.”

13	Severability

The terms and conditions provided in the Plan as amended by this Schedule 4 are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.